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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                                (Amendment No.)


                            Butler International, Inc.
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                                (Name of issuer)


                          COMMON STOCK, $0.001 PAR Value
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                         (Title of class of securities)


                                    123649105
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                                 (CUSIP number)


                                 April 12, 2006
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             (Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |_| Rule 13d-1(b)
          |X| Rule 13d-1(c)
          |_| Rule 13d-1(d)


                       (Continued on the following pages)


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     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  123649105                                         Page 2 of 6 Pages
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     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Charles Jobson
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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
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     3       SEC USE ONLY


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     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts
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      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             613,569 common stock
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 None
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                         7    SOLE DISPOSITIVE POWER

                              613,569 common stock
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              None
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           613,569 common stock
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.25% common stock
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   12      TYPE OF REPORTING PERSON *

           IN
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                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


ITEM 1(a).  NAME OF ISSUER:

            Butler International, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

	    110 Summit Ave
	    Montvale, NJ  07645

ITEM 2(a).  NAMES OF PERSON FILING:


            Charles Jobson, United States Citizen


ITEM 2(b).  BUSINESS MAILING ADDRESS FOR EACH PERSON FILING:


            One International Place, Suite 2401
            Boston, MA 02110


ITEM 2(c).  CITIZENSHIP:

            Shown in item 2(a) above


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.001 Par Value

ITEM 2(E).  CUSIP NUMBER:

                                  123649105

ITEM3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK
       WHETHER THE PERSON FILING IS A:

                                 Not Applicable

If this statement is filed pursuant to Rule 240,13d-1(c), check this box [x].

      CHARLES JOBSON
      (a) Amount Beneficially Owned:   613,569 common stock
                                     -------------------------------------------
      (b) Percent of Class:    5.25% common stock
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      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  613,569 common stock
                                                         -----------------------
          (ii) shared power to vote or to direct the vote: None
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          (iii)sole power to dispose or to direct the disposition of: 613,569
								   common stock
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          (iv)shared power to dispose or to direct the disposition of: None

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Item 5.  Ownership of Five Percent or Less of a Class:

       				 Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                                 Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                                 Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                                 Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                                 Not Applicable

ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: April 19, 2006






                                          CHARLES JOBSON
                                          By:  Charles Jobson
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